EXHIBIT 99.1

U-Store-It Trust Announces Acquisition of 14 Self-Storage Facilities and

Resolution of Disputes With the Amsdell Family

CLEVELAND, OH — (MARKET WIRE) — 08/06/07 — U-Store-It Trust (NYSE: YSI), a self-administered and self-managed real estate investment trust focused on self-storage facilities and Amsdell & Amsdell, jointly announced today that U-Store-It has executed an agreement for the acquisition of 14 self-storage facilities for $121 million and the resolution of disputes with the Amsdell Family, including settlement of litigation with Rising Tide and members of the Amsdell Family.

Containing approximately 1.1 million square feet, the 14 self-storage facilities are located in California, Florida, Georgia, Ohio and Massachusetts. The Company intends to utilize its $250 million unsecured revolving credit facility to fund the acquisition. The facilities are owned by Rising Tide Development, LLC (“Rising Tide”), an entity controlled by Robert Amsdell and Barry Amsdell, both former Trustees of the Company. Upon the closing of the acquisition, the Company will terminate its agreements with Rising Tide, which it entered into at the time of the Company’s initial public offering, that provided the Company with an option to acquire these properties and provided that the Company would manage and provide certain services to the Rising Tide properties.

Additionally, the Company reached a settlement of all disputes with each of Robert, Barry, Todd, and Kyle Amsdell and Rising Tide, which settlement is conditioned upon the closing of the Rising Tide acquisition. Full and final mutual releases which have been executed by the parties, will become effective upon the closing of the acquisition. All state and federal court litigation among the parties will be dismissed with prejudice. As part of the settlement, Todd Amsdell resigned effective February 20, 2007 and his termination for cause was rescinded.

The Company’s President and Chief Executive Officer, Dean Jernigan, commented that “We are delighted to have worked out a settlement to our disputes with the Amsdells. The settlement provides the Company with 14 high quality self-storage facilities, ends potentially costly litigation and eliminates significant related party matters. We are now well positioned to move the Company forward without the distractions of the past several months.”

“We appreciate the board’s attention and assistance in helping to resolve this matter. We are proud to have founded and grown U-Store-It into one of the nation’s most successful self-storage businesses. We are disappointed to have had these disputes, but remain the largest shareholder in U-Store-It and believe in the company’s future prospects,” stated Robert Amsdell who retired as its Chief Executive Officer in February. Todd Amsdell added, “We are pleased to put this behind us and to focus on our business interests, including exciting opportunities in other Amsdell Companies real estate projects.”

“The Amsdell family has spent a lifetime building U-Store-It into a valuable asset for the shareholders who have invested in this company. We respect and appreciate the past contributions of our founders, Robert and Barry Amsdell, as well Todd Amsdell, all who have a strong record of business success. Bob, Barry and Todd have demonstrated good faith and goodwill in reaching this settlement, and they and the entire Amsdell family remain important investors and clearly have our Company’s future success in mind,” stated William M. Diefenderfer III, U-Store-It’s Chairman of Board. “This transaction continues their legacy and, more importantly, is in the best interests of U-Store-It shareholders. Everyone is moving forward and has put these matters to rest. U-Store-It remains a solid competitor in an industry full of opportunities.”

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust. The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the Self-Storage Almanac, U-Store-It Trust is one of the top five owners and operators of self-storage facilities in the United States.

Forward-Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risk, uncertainties and other factors that might cause such differences, some of which could be material, include but are not limited to: whether the transactions described in this press release will close and become effective, national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; increases in interest rates and operating costs; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; changes in real estate and zoning laws or regulations; risks related to natural disasters; potential environmental and other liabilities; material weaknesses in our internal financial reporting; the risk that the transactions described in this press release will not occur and other factors affecting the real estate industry generally or the self-storage industry in particular. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Business - Risk Factors” in the Company’s Annual Report on Form 10-K, which discuss these and other risks and factors that could cause the Company’s actual results to differ materially from any forward-looking statements.

Contacts:

U-Store-It Trust

Christopher P. Marr

Chief Financial Officer

(610) 293-5700

Kathy Obert of Edward Howard

on behalf of Amsdell family and affiliates

(216) 781-2400 or (330) 730-5500

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